Exhibit 99.7

TrackPower and Compurace Extend Letter of Intent

New York, New York - Friday, November 17, 2000, 3:37 PM EST TrackPower, Inc. (OTCBB: TPWR) announced today that it has signed an Extension Agreement to the Letter of Intent to acquire all of the outstanding shares of Compurace, Inc. (Compurace). The companies are finalizing documentation and expect the acquisition to close prior to month end.

John G. Simmonds, Chairman and CEO of TrackPower, Inc. stated, "There have not been any changes to the terms of the Letter of Intent. Compurace is a very significant acquisition for TrackPower and as such we are focused on closing the transaction as soon as the documentation is complete.

This release contains forward-looking statements, which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that all forward-looking statements involve risk and uncertainties.


Contact: J. Graham Simmonds
         VP, TrackPower, Inc.
         (905) 833-3838 ext. 352